EXHIBIT 10bb

        BellSouth Nonqualified Deferred Compensation Plan

BellSouth Corporation ("BellSouth") hereby establishes this first (1st) day of January, 1985, the BellSouth Nonqualified Deferred Compensation Plan ("Plan") for certain executive employees and all Nonemployee
Directors of BellSouth and its adopting subsidiaries.


                             Article 1

                            Definitions

1.1  "Board" means the Board of Directors of BellSouth.

1.1(A)"Code" means the Internal Revenue Code of 1986, as amended.

1.2 "Base Salary" means the gross monthly salary paid to executive employees, not including Nonemployee Directors, plus the amount of any Before-Tax Basic and Supplemental Contributions to the BellSouth Management Savings Plan and the amount of any other deferrals from gross monthly salary under any nonqualified deferred compensation plans which may be maintained by an Employer from time to time.

1.3 "Compensation" means Net Gross Monthly Salary or Net Directors Fees and Retainers.

1.4 "Compensation Rate" means the cash Compensation of a Participant, including (i) annual Base Salary rate in effect on the date the Deferral Agreement is executed, and (ii) standard short-term award amounts in effect on the date the Deferral Agreement is executed for Participants who are officers, as those terms are used in the Compensation procedures of BellSouth, and lump sum payments received during the calendar year in which the Deferral Agreement is executed, as that term is used in the Compensation procedures of BellSouth for Participants other than officers and Nonemployee Directors, and (iii) Fees and Retainers paid to Nonemployee Directors during the calendar year in which the Deferral Agreement is executed.

1.5 "Deferral Agreement" means an agreement substantially in the form of Exhibit A or Exhibit B hereto.

1.6 "Employer" means (i) BellSouth and (ii) any subsidiary of BellSouth, at least eighty percent (80%) of the capital stock of which is owned by BellSouth or by one or more subsidiaries of BellSouth if the Board of Directors of that subsidiary adopts the Plan and if that subsidiary's adoption of the Plan is approved by the Board or its designee.

1.7 "Net Gross Monthly Salary" or "Net Directors Fees and Retainers" means the amount of a Participant's Gross Salary or Directors Fees and Retainers which actually is paid to him or her in any month net of all withholding, allotments, and deductions other than any reduction as a result of participation in this Plan.

1.8 "Nonemployee Director" means a member of the Board or a member of the Board of Directors of any Employer who is not concurrently a common law employee of an Employer.

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1.9  "Participant" means an individual who is authorized by the Board to participate in this Plan and to execute a Deferral Agreement.

1.10 "Plan Year" means (i) February 1, 1985, through December 31, 1985, and
     (ii) each and every calendar year thereafter.


1.11 "Retirement" means any termination by a Participant after the date upon which the Participant is eligible for a pension, other than a Deferred Vested Pension, under the terms and conditions of the BellSouth Corporation Management Pension Plan, as amended from time to time; however, any termination of employment by the Nonemployee Director is a Retirement. Additionally, "Retirement" means any termination by a Participant who has attained age 62 or older and whose term of employment is ten years or more at the time of employment termination.

     For purposes of the preceding sentence, the "term of employment" shall have the same meaning as given such term in the BellSouth Corporation Management Pension Plan, except that it shall include only the portion of a Participant's term of employment as is attributable to service with BellSouth, a Participating Company or any other corporation which is a member of the same controlled group of corporations, within the meaning of Code Section 414(b), as BellSouth and any trade or business (whether or not incorporated) which is under common control with BellSouth, within the meaning of Code Section 414(c).


                              Article 2

                           Term;  Amendment


     This Plan is effective on the date hereof and shall be effective until terminated by the Board; however, this Plan provides for Plan Years 1985 through 1998 with Plan specifications and interest rates being approved by the Board for each separate Plan Year. This Plan may be amended, renewed, restated or extended for additional Plan Years by the Board and the Board may in its sole discretion, on the basis of financial or other considerations, not authorize the execution of Deferral Agreements by Plan Participants prospectively deferring Compensation for any given Plan Year. The Board may also establish the maximum number of deferrals for which Participants are eligible under this Plan. Notwithstanding the foregoing, no contractual right created by and under any Deferral Agreement on the date of termination or amendment shall be abrogated by the termination or amendment of this Plan unless the Participant who executed such Deferral Agreement consents. Participants have no other right or interest in the continuance of this Plan in any form.


                              Article 3

                   Administration;  Interpretation

     The Board may (i) administer and interpret the terms and conditions of this Plan and any Deferral Agreement, (ii) establish reasonable procedures with which Participants must comply to exercise any right established hereunder or any contractual right established under the Deferral Agreement, and (iii) delegate its responsibilities or duties
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     hereunder to any person or entity.  The rights and duties of
     Participants and other persons and entities are subject to, and governed by, such acts of administration, interpretation, procedures, and delegations.


                              Article 4

                          Deferral Agreement

4.1 Election to Defer. As hereinafter provided and subject to acceptance by an Employer, a Participant may elect to reduce the amount of Compensation which will be paid to him or her during any Plan Year by executing and delivering to his or her Employer in a timely fashion a Deferral Agreement.

4.2 Creation of Contractual Obligation. An Employer which accepts a properly executed and timely delivered Deferral Agreement agrees to pay to Participant or his or her Designated Beneficiary, as defined in Sections 6.1 and 6.1A, the benefits described in Article 5, which shall be calculated based upon (i) the amount of the Compensation deferred by each Participant, (ii) interest rates established for each Plan Year by the Board or its delegate applied to that amount quarterly, (iii) the time which elapses between the Plan Year in which Compensation is deferred and the date of benefit payments, and (iv) other factors established in this Plan and by the Board or its delegate.

     An Employer's President or Vice-President responsible for administration of the Plan is authorized to accept and approve a properly executed Deferral Agreement on behalf of that Employer under
     Section 4.2.

4.3 Timing of Election. A Participant may execute and deliver to his or her Employer a Deferral Agreement:

     (a) on or before November 30 of any calendar year, however, such a Deferral Agreement shall be effective to reduce a Participant's Compensation only for the next subsequent Plan year;

     (b) on or before January 31, 1985, however, such a Deferral Agreement may be executed and delivered only by a Participant who is employed as an employee or Nonemployee Director by an Employer on January 1, 1985, and is only effective to reduce a Participant's Compensation earned during the first Plan Year of this Plan;

     (c) notwithstanding any other provisions of this Plan or any Deferral Agreement, no Deferral Agreement shall be effective to defer Compensation which is earned by any Participant on or before the date upon which the Deferral Agreement is properly executed and timely delivered to the Participant's Employer.

4.4 Amount of Deferral. A Participant other than a Nonemployee Director may elect to defer during any Plan Year any dollar amount which is less than or equal to thirty-five percent (35%) of his or her Compensation Rate applicable to the Plan Year rounded to the next highest one thousand dollars. However, a Nonemployee Director may defer any dollar amount which is less than or equal to one hundred percent (100%) of his or her Compensation during the Plan Year. Notwithstanding any provision of any Deferral Agreement or this Plan
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     to the contrary, the Deferral Agreement of a Participant shall be modified automatically if necessary such that all actual reductions pursuant to his or her Deferral Agreement are made from his or her Net Gross Monthly Salary or his or her Net Directors Fees and Retainers.


                              Article 5

                         Payment of Benefits

5.1 Retirement Benefit. If a Participant terminates employment with his or her Employer and is not immediately reemployed by another Employer and such termination constitutes a Retirement, then Employer shall pay to the Participant the annual benefit stated in Paragraph 2 of each of his or her Deferral Agreements as soon as administratively practicable after those dates specified in that Paragraph of each Deferral Agreement. The number of benefit payments and the date upon which such payments begin shall be established for each Plan Year by the Board or its delegate and stated in the Deferral Agreement executed by the Participant for each Plan Year.

     If a Participant is, on the date of Retirement, or becomes thereafter a proprietor, officer, partner, or employee of, or otherwise is or becomes affiliated with (i) any business that is in competition with any Employer or (ii) any government agency having regulatory jurisdiction over the business activities of any Employer, then, upon that date, no further benefit payments shall be made to the Participant or any other person under any provision or Section of this Plan, except that, the Participant shall be paid in lump sum as soon as administratively practicable after the first (1st) day of January following that date an amount equal to (i) the amount of Compensation deferred pursuant to each of his or her Deferral Agreements, (ii) plus interest on each amount credited separately at a rate equal to the rate paid on ten (10) year United States Treasury obligations on each date for which interest is credited, compounded quarterly, for each Plan Year between the Plan Year to which the Deferral Agreement applies and the Plan Year in which the act occurs or status is first attained, inclusive, (iii) minus the amount of all Interim Distributions and any other payments hereunder. If the above calculation results in a negative amount, such amount shall not be collected from, nor enforced against the Participant as a claim by his or her Employer.

5.2 Interim Distributions. A Participant shall be paid the benefits stated in paragraph 3 of his or her Deferral Agreements as soon as administratively practicable after those dates stated in that paragraph of each Deferral Agreement (hereinafter referred to as "Interim Distributions"). However, no Interim Distribution shall be stated in paragraph 3 of a Deferral Agreement or paid to any Participant as a result of the Deferral Agreement if the Participant is age fifty-five (55) or older on any day during the Plan Year to which the Deferral Agreement applies. No Interim Distribution shall be paid to a Participant on or after the date upon which the Participant or his or her Designated Beneficiary receives any benefit or payment under any other Section of this Plan or any other paragraph of his or her Deferral Agreement. Notwithstanding the foregoing, with respect to any Plan Year or selected deferrals in any Plan Year, the Board of Directors may specify alternative Interim Distribution schedules.

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5.3  Pre-Retirement, Pre-Disability Death Benefit.  Regarding deferrals for
     Plan Year 1985, if a Participant dies on or before the date upon which he or she is first entitled to receive a benefit under Section 5.1 or
     Section 5.4, then his or her Designated Beneficiary, as defined in
     Section 6.1, shall be paid in a lump sum as soon as administratively practicable after the first (1st) day of January following his or her date of death an amount equal to: (i) the amount of Compensation deferred pursuant to each of his or her Deferral Agreements, (ii) plus interest on each amount credited separately at the rate approved for and applicable to his or her participation in each Plan Year for which he or she executed accepted Deferral Agreements, such rates to be compounded quarterly for each Plan Year between the Plan Year to which the Deferral Agreement applies and the Plan Year in which his or her death occurs, inclusive, (iii), minus the amount of all Interim Distributions, if any, received by the Participant or to which the Participant is entitled on or before the date of his or her death. If the above calculation results in a negative amount, such amount shall not be collected from, nor enforced against the Participant as a claim by his or her Employer. If the Participant's Designated Beneficiary receives or is entitled to receive a benefit hereunder, then no person or persons shall receive or be entitled to receive any benefit or payment under any other Section of this Plan or under any Deferral Agreement, notwithstanding any other provision of this Plan or any Deferral Agreement.

5.3(A)Death Benefit. Regarding deferrals for any Plan Year after 1985, if a Participant (other than a Nonemployee Director) dies on or before the date upon which he or she is pension eligible (as defined in the BellSouth Corporation Management Pension Plan), then his or her Designated Beneficiary, as defined in Section 6.1A, shall be paid in a lump sum as soon as administratively practicable after the first day of January following his or her date of death an amount equal to: (i) the amount of Compensation deferred pursuant to each of his or her Deferral Agreements, (ii) plus interest on each amount credited separately at the rate approved for and applicable to his or her participation in each Plan Year for which he or she executed accepted Deferral Agreements, such rates to be compounded quarterly for each Plan Year between the Plan Year to which the Deferral Agreement applies and the Plan Year in which his or her death occurs, inclusive,
     (iii) minus the amount of all Interim Distributions, if any, received by the Participant or to which the Participant is entitled on or before the date of his or her death. If the above calculation results in a negative amount, such amount shall not be collected from, nor enforced against the Participant as a claim by his or her Employer. Except as provided in the first sentence of this Section 5.3A, if a Participant dies prior to receiving all benefits payable in accordance with the duly authorized Deferral Agreement under this Plan, except as provided under Section 5.4, then his or her Designated Beneficiary, as defined in Section 6.1A, shall continue to receive the remaining benefits in accordance with that Deferral Agreement; provided, however, that each Participant shall have the right to elect, or to revoke any such election or make a new election, at any time prior to his or her death, to have the death benefit described in this sentence paid to his or her Designated Beneficiary, as defined in Section 6.1A, in a lump sum as soon as administratively practicable after the first day of January following the year in which the Participant died. A lump sum payment made pursuant to an election by an officer in accordance with the preceding sentence shall be in an amount equal to:
     (i) the amount of Compensation deferred pursuant to each of his or her Deferral Agreements, (ii) plus interest on each amount credited separately at the rate approved for and applicable to his or her participation in each Plan Year for which he or she accepted Deferral Agreements, such rates to be compounded quarterly for each Plan Year between the Plan Year to which the Deferral Agreement applies and the Plan Year in which his or her death occurs, inclusive, (iii) minus the amount of all Interim Distributions, if any, received by the Participant, and (iv) minus the Retirement benefits paid to the Participant pursuant to Paragraph 2 of the Deferral Agreement(s). If the above calculation results in a negative amount, such amount shall not be collected from or enforced against the estate of the Participant as a claim by the Participant's Employer.

     For purposes of this Section, termination of employment because of death shall be treated as a Retirement. If the Participant's Designated Beneficiary receives or is entitled to receive a benefit hereunder, then no person or persons shall receive or be entitled to receive any benefit or payment under any other Section of this Plan or under any Deferral Agreement, notwithstanding any other provision of this Plan or any Deferral Agreement.

5.4 Pre-Retirement Disability Benefit. If a Participant suffers a Disability or becomes Disabled, as those terms are defined in the BellSouth Executive Long Term Disability and Survivor Protection Plan and the BellSouth Long Term Disability Plan for Salaried Employees, as amended from time to time, prior to that date upon which he or she receives or is entitled to receive a benefit under Section 5.1 or
     Section 5.3, then he or she shall be paid by the Employer in a lump sum as soon as administratively practicable after the first (1st) day of January following the Plan Year in which the disability occurs an amount equal to: (i) the amount of Compensation deferred pursuant to each of his or her Deferral Agreements, (ii) plus interest on each amount credited separately at the rate approved for and applicable to his or her participation in each Plan Year for which he or she executed accepted Deferral Agreements, such rates to be compounded quarterly for each Plan Year between the Plan Year to which the Deferral Agreement applies and the Plan Year in which his or her Disability occurs, inclusive, (iii) minus the amount of all Interim Distributions, if any, received by the Participant or to which the Participant is entitled on or before the date of onset of Disability. If the above calculation results in a negative amount, such amount shall not be collected from, or enforced against the Participant as a claim by his or her Employer. If the Participant receives or is entitled to receive a benefit hereunder, then no person or persons shall receive or be entitled to receive any benefit or payment under any other Section of this Plan or under any Deferral Agreement, notwithstanding any other provisions of this Plan or any Deferral Agreement.

5.5 Termination of Employment Prior to Retirement or Disability. If a Participant other than a Nonemployee Director terminates employment with his or her Employer, and is not immediately reemployed by another Employer, prior to Death, Disability or Retirement, then a benefit amount shall be paid to the Participant, either in lump sum or in five
     (5) annual installments, at the election of the Board, payable as soon as administratively practicable after the first (1st) day of January following his or her date of termination (and anniversaries thereof in case of installments), which amount equals (i) the amount of Compensation deferred pursuant to each of his or her Deferral Agreements, (ii) plus interest on each amount credited separately at a rate equal to the rate on ten (10) year United States Treasury obligations on each date for which interest is to be credited, compounded quarterly, for each Plan Year between the Plan Year to which the Deferral Agreement applies and the Plan Year in which the termination occurs, inclusive, (iii) minus the amount of all Interim Distributions, if any, received by the Participant or to which the Participant is entitled on or before the date of his or her termination. If the above calculation results in a negative amount, such amount shall not be collected from, nor enforced against the Participant as a claim by his or her Employer. If the Participant receives or is entitled to receive a benefit hereunder, then no person or persons shall then or thereafter receive any benefit or payment under any other Section of this Plan or any Deferral Agreement, notwithstanding any other provision of this Plan or any Deferral Agreement.


                              Article 6

                            Miscellaneous

6.1 Beneficiary Designation. Regarding Deferrals for Plan Year 1985, if a Participant dies after Retirement and, on the date of his or her death, any benefit or benefits remain to be paid to the Participant under the terms and conditions of this Plan, the remaining benefit or benefits shall be paid to that person or persons designated by the Participant ("Designated Beneficiary") on the form provided from time to time to the Participant by his or her Employer in accordance with
     Section 5.1. If no Designated Beneficiary has been chosen by the Participant or is then living on the date of the Participant's death, then the remaining benefit or benefits shall be paid to the personal representative, executor, or administrator of the Participant's estate who shall be deemed to be a Designated Beneficiary.

6.1(A)Beneficiary Designation.  Regarding Deferrals for any Plan Year after
     1985, if a Participant dies and, on the date of his or her death, any benefit or benefits remain to be paid to the Participant under the terms and conditions of this Plan, the remaining benefit or benefits shall be paid to that person or persons designated by the Participant ("Designated Beneficiary") on the form provided from time to time to the Participant by his or her Employer in accordance with the Deferral Agreement. If the Designated Beneficiary dies prior to completion of all payments under the Deferral Agreement, the estate of the Designated Beneficiary shall be paid by the Employer in a lump sum as soon as administratively practicable after the first (1st) day of January following the year in which the Designated Beneficiary died. The amount of the lump sum will be equal to (i) the amount of Compensation deferred pursuant to each of the Participant's Deferral Agreements, (ii) plus interest on each amount credited separately at the rate approved for and applicable to the Participant's participation in each Plan Year for which he or she executed accepted Deferral Agreements, such rates to be compounded quarterly for each Plan Year between the Plan Year to which the Deferral Agreement applies and the Plan Year in which the Designated Beneficiary's death occurs, inclusive, (iii) minus the amount of all Interim Distributions, if any, received by the Participant or Designated Beneficiary, (iv) minus the Retirement benefits paid to the Participant or Designated Beneficiary pursuant to Paragraph 2 of the Deferral Agreement(s). If the above calculation results in a negative amount, such amount shall not be collected from, or enforced against the estate of the Designated Beneficiary. If no Designated

     Beneficiary has been chosen by the Participant or if the Designated Beneficiary is not living on the date of the Participant's death, the estate of the Participant shall be paid by the Employer in a lump sum as soon as administratively practicable after the first (1st) day of January following the year in which the Participant died. The amount of the lump sum shall be determined in the manner described previously in this Section 6.1A.

6.2 Obligations of Employers not the Obligations of BellSouth. The duties and obligations of each Employer hereunder are several but not joint; each Employer is only liable to its own employees and Nonemployee Directors who are Participants hereunder, and BellSouth is not liable for the actions, omissions, duties or obligations of any other Employer hereunder.

6.3 Recalculation Events; Treatment of this Plan under Applicable Federal Income Tax Laws. The adoption and maintenance of the Plan is strictly conditioned upon (i) the applicability of Code Section 451(a) to the Participant's recognition of gross income as a result of his or her participation, (ii) the fact that Participants will not recognize gross income as a result of participation in this Plan until and to the extent that benefits are received, (iii) the applicability of Code
     Section 404(a)(5) to the deductability of the amounts paid to Participants hereunder, (iv) the fact that an Employer will not receive a deduction for amounts credited to any accounting reserve created as a result of this Plan until and only to the extent that benefits are paid, and (v) the inapplicability of the provisions of the Employee Retirement Income Security Act of 1974. If the Internal Revenue Service, the Department of Labor or any court determines or finds as a fact or legal conclusion that any of the above conditions is untrue and issues or intends to issue an assessment, determination, opinion or report stating such, or if the opinion of the legal counsel of BellSouth based upon legal authorities then existing is that any of the above assumptions is incorrect, then, if the Board so elects within one year of such finding, determination, or opinion, a Recalculation Event shall be deemed to have occurred.


     If a Recalculation Event occurs under this or any other section of this Plan, then each Participant who has not attained the age of fifty-five (55) years on the date on which the Board takes official action to elect the occurrence of a Recalculation Event shall thereafter be paid benefits in accordance with the election made irrevocably in paragraph 4 of the Deferral Agreement executed on or before November 30, immediately preceding the Plan Year to which the Deferral Agreement pertains. For each such Participant the amount of each benefit stated in Paragraph 2 of the Deferral Agreement shall be recalculated and restated using a rate of interest equal to the rate of interest on ten (10) year United States Treasury obligations on each date upon which interest should have been or will be calculated, compounded quarterly, instead of the interest rate assumed in originally calculating the benefit, as referenced in Section 4.2. Notwithstanding anything to the contrary contained in this Plan or a Deferral Agreement, the benefits payable with respect to any Participant who shall have either (i) attained the age of fifty-five
     (55) years, or (ii) died, on or prior to the date on which the Board takes official action to elect the occurrence of a Recalculation Event under either Sections 6.3 or 6.4 of this Plan, shall not be recalculated and restated in the manner described above or in any other way affected by such action. If the Participant or Designated

     Beneficiary receives or is entitled to receive a benefit as a result of the occurrence of a Recalculation Event, then no person or persons shall receive or be entitled to receive any benefit or payment under any other Section of this Plan or under any Deferral Agreement, notwithstanding any other provision of this Plan or the Deferral Agreement.

6.4 Changes in the Internal Revenue Code of 1954. The adoption and maintenance of this Plan also is strictly conditioned upon the existence and continuation of the percentage tax rates for corporations stated in Code Section 11(b) of the Internal Revenue Code of 1954, as amended through August 13, 1981, but not thereafter (the "1954 Code"). In particular, the adoption and maintenance of this Plan is strictly conditioned upon the rate of tax stated in Section 11(b)(5) of the 1954 Code, that is, "46 percent of so much of the taxable income as exceeds $100,000." If (1) 1954 Code Section 11(b) is deleted or amended or a surtax or other addition to tax is imposed hereafter and, as a result thereof, the rate of federal income tax imposed on taxable income of corporations in excess of One Hundred Thousand Dollars ($100,000) is reduced below such rate in effect immediately before reduction and is less than forty percent (40%), (2) a tax is imposed by the federal government on income, sales, consumption, or the value of goods and services which is not currently contained in the Code, or (3) the Code is amended or restated so extensively that in the opinion of the legal counsel of BellSouth the tax treatment of this Plan to the Employer has materially changed to the detriment of the Employer, then, if the Board so elects within one year after the enactment of the legislation causing such event, a Recalculation Event shall be deemed to have occurred and a benefit will be payable only as described in Section 6.3.

6.5 Governing Law. This Plan and the Deferral Agreements are subject to the laws of the State of Georgia.



6.6 Successors, Mergers, Consolidations. The terms and conditions of this Plan and each Deferral Agreement shall inure to the benefit of and bind BellSouth, the other Employers, the Participants, their successors, assigns, and personal representatives. If substantially all of the assets of any Employer are acquired by another corporation or entity or if an Employer is merged into, or consolidated with, another corporation or entity, then the obligations created hereunder and as a result of the Employer's acceptance of Deferral Agreements shall be obligations of the successor corporation or entity.

6.7 Discharge of Employer's Obligation. The payment by the Employer of the benefits due under each and every Deferral Agreement to the Participant or to the person or persons specified in Section 6.1 or
     Section 6.1A discharges the Employer's obligations hereunder, and the Participant has no further rights under this Plan or the Deferral Agreements upon receipt by the appropriate person of all benefits.

     In addition, (i) if any payment is made to a Participant or his or her Designated Beneficiary with respect to benefits described in this Plan from any source arranged by the Employer including, without limitation, any fund, trust, insurance arrangement, bond, security device, or any similar arrangement, such payment shall be deemed to be in full and complete satisfaction of the obligation of the Employer under this Plan and the Deferral Agreements to the extent of such payment as if such payment had been made directly by the Employer;
     and (ii) if any payment from a source described in clause (i) above shall be made, in whole or in part, prior to the time payment would be made under the terms of this Plan and the Deferral Agreement, such payment shall be deemed to satisfy the Employer's obligation to pay Plan benefits beginning with the benefit which would next become payable under the Plan and the Deferral Agreement and continuing in the order in which benefits are so payable, until the payment from such other source is fully recovered. In determining the benefits satisfied by a payment described in clause (ii), Plan benefits, as they become payable, shall be discounted to their value as of the date such actual payment was made using an interest rate equal to the valuation interest rate for deferred annuities as last published by the Pension Benefit Guaranty Corporation prior to the date of such actual payment. If the benefits which actually become payable under this Plan, after applying the discount described in the preceding sentence, are less than the amount of the payment(s) described in clause (ii), any such shortfall shall not be collected from or enforced against the Participant as a claim by the Employer.

6.8 Social Security and Income Tax Withholding. The Participants agree as a condition of participation hereunder that his or her Employer may withhold federal, state, and local income taxes and Social Security taxes from any distribution or benefit paid hereunder.

6.9 Notice; Delivery of Deferral Agreement. Any notice required to be delivered hereunder and any Deferral Agreement is properly delivered to Employer when personally delivered to, or actually received from the United States mail, postage prepaid, by Executive Compensation Matters Group, Room 13J08, BellSouth Corporation, 1155 Peachtree St., N.E., Atlanta, Georgia 30309-3610.

6.10 Nature of Obligations Created Hereunder. The Participants agree as a condition of participation hereunder that:

     (a) the Employers only have a contractual obligation to make payments to or on behalf of the Participants, and the rights of Participants under this Plan and the Deferral Agreements are no greater than the rights of any unsecured creditor of an Employer;

     (b) to the extent that any person, other than a Participant, acquires a right to receive payments from an Employer under this Plan or any Deferral Agreement, such right is no greater than the rights of any general unsecured creditor of the Employer;

     (c) nothing contained in this Plan or any Deferral Agreement shall create or be construed to create a trust of any kind of a fiduciary relationship between BellSouth, any Employer, and any Participant;
     (d) the rights of any Participant may not be sold, assigned, transferred, pledged, or encumbered, nor shall any interest of the Participant be liable to the claim of any creditor of the Participant or subject to any judicial process involving the Participant;

     (e) no Participant shall have any rights in any specific assets of BellSouth or an Employer, any accounting reserve established as a result of the Plan only reflects a contractual obligation of the Employer on its books of accounting and does not constitute a segregated fund of assets or separation of assets, and the obligations of each Employer only are payable from its operating assets at the time the payment is due.

6.11 No Modification of Employment Agreement. Neither this Plan nor any Deferral Agreement constitutes a modification of the employment agreement of any Participant, and no right to continued employment is created by this Plan or the Deferral Agreement.

6.12 Liability of Employers for Individual Participants Employed by More than One Employer; Applicability of Deferral Agreement Filed with One Employer to Subsequent Employers. Any Deferral Agreement which is timely executed and delivered to an Employer shall be effective to defer Compensation earned by the Participant from that Employer or any other Employer during the period in which the Deferral Agreement is effective. The execution and delivery of a Deferral Agreement by a Participant constitutes an election by the Participant to defer Compensation earned from any Employer under the terms of this Plan. A Participant who timely executes and delivers a Deferral Agreement to one Employer and who subsequently transfers to another Employer or otherwise terminates employment and becomes employed by another Employer shall have the Compensation which is paid to him or her by both Employers reduced under the terms of the Deferral Agreement and this Plan as if the transfer or termination and reemployment had not occurred. The Employer which accepts an executed, timely delivered Deferral Agreement is liable to the Participant for all benefits which may be payable under, and as a result of, that Deferral Agreement notwithstanding the transfer of a Participant to or from another Employer, or the termination and reemployment of a Participant by another Employer. If a Participant timely executes and delivers Deferral Agreements to more than one Employer, each Employer is singly and not jointly liable for the Deferral Agreement or Deferral Agreements which it accepted. Any provision of this Plan which refers to a benefit or payment which is payable as a result of more than one
     (1) Deferral Agreement shall be construed to apply only to the Deferral Agreements delivered by that Participant, and accepted by each separate Employer of that Participant, and not to all Deferral Agreements executed and timely delivered by one Participant or all Participants to all Employers, each Deferral Agreement which incorporates the terms of this constituting a separate contractual obligation of a single Employer.